EXHIBIT 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 28th day of February 2015 (the “Effective Date”) by and between Gabriel G. Claypool, a resident of the State of Minnesota (“Employee”), and Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company’s primary business is developing, owning and operating rail facilities and other means to support the loading, marketing and transporting of crude oil and related products from, into and within the North Dakota Bakken oil fields;

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement effective as of March 12, 2014 (the “Prior Agreement”) and Employee has been employed by the Company pursuant to the terms and conditions of the Prior Agreement.

WHEREAS, during his employment with the Company, Employee has had and will continue to have access to the Company’s confidential, proprietary and trade secret information.  Employee and the Company agree that it is in the best interests of the Company to protect its confidential, proprietary and trade secret information, to prevent unfair competition by former executives following separation of their employment and to secure cooperation from former executives with respect to matters related to their employment with the Company; and

WHEREAS, Employee acknowledges that his receipt of benefits under this Agreement depends on, among other things, his agreement to abide by the confidentiality, non-competition, non-solicitation and other covenants contained in this Agreement, including those in Sections 5 and 6 below.

WHEREAS, the Company and Employee now desire to amend and fully restate the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective agreements of the Company and Employee as set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1.             Employment.

1.1           Term. As of the Effective Date, the Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment on the terms and conditions set forth herein, for the period commencing on the Effective Date and ending on the three year anniversary of the Effective Date (the “Initial Term”), subject to earlier termination pursuant to the terms of this Agreement.  This Agreement will be automatically extended after the end of the Initial Term for successive one year terms (each a “Renewal Term”), subject to earlier termination pursuant to the terms of this Agreement, unless either party delivers to the other party written notice of non-renewal no fewer than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term then in effect stating that such party does not wish to extend the Term beyond the end of the Initial Term or the Renewal Term then in effect; provided, further, that if a “Change in Control” (as defined in the Company’s 2011 Equity Incentive Plan) occurs prior to the expiration of the Initial Term or the then-current Renewal Term, then the Initial Term or then-current Renewal Term (as applicable) shall be extended through the two-year anniversary of the Change in Control without any option for the Company to not renew this Agreement prior to the end of such two-year period.  The Initial Term together with any Renewal Term(s) is herein referred to as the “Term.”  If Employee remains employed by the Company after the Term, then such employment shall be according to such terms and conditions as the Company may establish from time to time.

1.2           Services. The Company hereby agrees to continue to employ Employee in the role of the Company’s President and Chief Operating Officer, and Employee hereby accepts such continued employment with the Company on the terms and conditions set forth herein. Employee shall perform all activities and services as the Company’s President and Chief Operating Officer, which shall include such duties and responsibilities as the Company’s Board of Directors (the “Board”) and Chief Executive Officer may from time-to-time reasonably prescribe consistent with the duties and responsibilities of a President and Chief Operating Officer of the Company (the “Services”). Employee shall use his best efforts to make himself available to render such Services to the best of his abilities. The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction, which shall include duties and responsibilities as the Company’s President and Chief Operating Officer. Employee shall be considered an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Company and Employee acknowledge that Employee has been appointed to serve as a member of the Board.  During the Term, the Board may nominate Employee for reelection to the Board at the expiration of each term of office, and Employee agrees to serve as a member of the Board for each period for which Employee is so elected.

2.             At-Will Relationship. Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of this Agreement.  The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date.”  For purposes of Sections 8.2(iv), 8.2(v) and 8.2(vi) of this Agreement only, with respect to the timing of any payments thereunder, the “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and the regulations and guidance thereunder.

3.             Compensation and Incentive Awards. In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following compensation while Employee is employed by the Company during the Term:

3.1           Annual Salary. The Company shall pay Employee an annualized base salary according to this Section 3.1 (the “Salary”), which Salary shall be paid monthly on the 15th day of each calendar month, or the last business day immediately preceding the 15th day of each calendar month, in the event the 15th falls on a weekend or a holiday.  Employee’s annualized Salary as of the Effective Date shall be $350,000.

3.2           Short Term Incentive.  For each calendar year during the Term, Employee shall be eligible to receive an annual incentive bonus in the discretion of the Company’s Compensation Committee or Board based upon Employee meeting or exceeding mutually agreed upon performance goals, with a target annual incentive bonus equal to 80% of Employee’s annualized Salary and to be paid in cash, subject to all applicable corporate approvals, to be issued no later than March 15 of the calendar year immediately following the calendar year for which such bonus is earned; provided, however, that nothing herein shall obligate the Company to pay any Short Term Incentive bonus under this Section 3.2 to Employee at any time.

3.3           Long Term Incentive.  For each calendar year during the Term, Employee shall be eligible to receive an annual incentive bonus in the discretion of the Company’s Compensation Committee or Board based upon Employee meeting or exceeding mutually agreed upon performance goals, with a target annual incentive bonus equal to 160% of Employee’s annualized Salary and to be paid in restricted stock, subject to all applicable corporate approvals, to be issued no later than March 15 of the calendar year immediately following the calendar year for which such bonus is earned; provided, however, that nothing herein shall obligate the Company to pay any Long Term Incentive bonus under this Section 3.3 to Employee at any time. The Company agrees that upon the vesting of restricted stock issued pursuant to this Section 3.3, Employee will have the option of paying the required withholding tax due upon such vesting or receiving a certain number of net shares of common stock, in either case in accordance with the terms of the applicable grant agreements and plan document(s) governing such restricted stock.

3.4           Retention Award. Employee received a restricted stock award of 125,000 shares of the Company’s common stock with vesting in accordance with the terms and conditions of the Company’s 2011 Equity Incentive Plan and a Restricted Stock Agreement between the Company and Employee dated the same date as the Prior Agreement. The Company agrees that upon the vesting of restricted stock issued pursuant to this Section 3.4, Employee will have the option of paying the required withholding tax due upon such vesting or receiving a certain number of net shares of common stock, in either case in accordance with the terms of the applicable grant agreements and plan document(s) governing such restricted stock.

4.             Benefits. In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following employee benefits while Employee is employed by the Company during the Term:

4.1           Retirement Plans. Employee shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans (the “Plan”) presently in effect or hereafter adopted by the Company, to the extent that such Plan relates generally to all employees of the Company. Employee shall be able to contribute up to the legal limit, as a percentage of his annualized Salary, into any such Plan, of which the Company shall match Employee’s contribution up to a maximum of eight percent (8.0%) of Employee’s qualified annualized Salary.

4.2           Vacation. Employee shall be entitled to four weeks paid vacation annually pursuant to such general policies and procedures of the Company consistent with past practices as are from time to time adopted by the Company.

4.3           Expense Reimbursement. Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel. Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require. Reimbursement shall occur once per month and must be paid within thirty (30) days after the Company receives appropriate documentation from Employee related to such expenses but in no event later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

4.4           Health Insurance. Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time and provided Employee and Employee’s Family meets the eligibility requirements for each such individual plan or program, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family. The Company provides no assurance as to the adoption or continuance of any particular health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans or programs and Employee and Employee’s Family’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.5           Other Benefits. Employee shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

5.             Confidential Information.

5.1           Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee as result of Employee’s employment with the Company (including Employee’s employment with the Company before the Effective Date) and for two (2) years following termination of Employee’s employment with the Company for any reason, whether such termination is at the initiative of Employee or the Company or before or after expiration of the Term.

5.2           In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use, and copy for safekeeping or backup purposes such Confidential Information and Materials. During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company. Except in the performance of the Services, Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

5.3           Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of Employee’s employment with the Company.

5.4           Employee acknowledges that the Company is a public company subject to the reporting requirements of the Exchange Act and that this Agreement may be subject to the filing requirements of the Exchange Act. Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the SEC shall apply to this Agreement and Employee’s employment with the Company. Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable Federal or state laws, rules, regulations or orders.

5.5           The foregoing obligations of confidentiality shall not apply to any Confidential Information and Materials that: (i) are now or subsequently become generally publicly known, other than as a direct or indirect result of the breach by Employee of this Agreement, (ii) are independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) are required to be disclosed by law or legal process.  Employee understands and agrees that Employee’s obligations under this Agreement to maintain the confidentiality of the Company’s Confidential Information are in addition to any obligations of Employee under applicable statutory or common law.  The parties agree that the provisions of this Section 5 shall survive any termination of Employee’s employment with the Company and this Agreement.

6.             Non-Competition and Non-Solicitation.

6.1           Employee agrees that he will not:

(i)            anywhere the Company does business, including but not limited to Williston Basin and the Rocky Mountain Region, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of Employee’s termination or has notified Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)           divert to any competitor of the Company any customer of the Company, or

(iii)          solicit any employee, consultant or independent contractor of the Company to change its relationship with the Company, or hire or offer employment to, or a consulting or independent contractor relationship with, any person to whom Employee actually knows the Company has offered employment; provided, however, that this provision does not apply to any employee, consultant or independent contractor of the Company who responds to a general solicitation for an advertised position provided Employee has not otherwise engaged in conduct prohibited by this Section 6.

6.2           Employee agrees to be bound by the provisions of this Section 6 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 3 and Section 4 above and the covenants and agreements set forth herein. The provisions of this Section 6 shall apply during the term of Employee’s employment with the Company and for a period of two (2) years following termination of Employee’s employment with the Company for any reason, whether such termination is at the initiative of Employee or the Company or before or after expiration of the Term.  The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement, Employee will continue to be bound by the provisions of this Section 6 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

6.3           Employee acknowledges that the provisions of this Section 6 are essential to protect the business and goodwill of the Company. If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.             Non-Disparagement. Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

8.             Rights Upon Termination of Employment.

8.1           If Employee’s employment with the Company is terminated by the Company or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Company is terminated during the Term by the Company for Cause (as defined below) or by Employee for any reason other than Good Reason (as defined below), or if Employee’s employment with the Company is terminated during the Term by reason of Employee’s death or Disability (as defined below), then: (i) the Company shall pay to Employee or his beneficiary or his estate, as the case may be, Employee’s Salary through the Termination Date, (ii) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date; and (iii) any securities held in the name of Employee, or any portion thereof, may be exercised to the extent Employee was entitled to do so as of the Termination Date in accordance with the terms of the applicable grant agreements and plan document(s) governing such securities.

8.2           If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause or by the Employee for Good Reason, then: (i) the Company shall pay Employee’s Salary through the Termination Date, (ii) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date, (iii) subject to Section 8.7, any securities held in the name of Employee, or any portion thereof, shall vest or may be exercised by Employee during  the six-month period immediately following the Termination Date as though Employee was entitled to do so as of the Termination Date in accordance with the terms of the applicable grant agreements and plan document(s) governing such securities, (iv) subject to Section 8.7 and only if the Termination Date occurs before a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan) or if the Termination Date occurs after the one (1) year anniversary of such Change in Control, the Company shall pay Employee an amount equal to two times Employee’s annualized Salary as of the Termination Date, payable in 24 substantially equal monthly installments on or about the 15th day of each of the 24 months immediately following the Termination Date; provided, however, that any installments that otherwise would be payable between the Termination Date and the 60th day after the Termination Date shall be delayed until the 15th day of the calendar month that is more than 60 days after the Termination Date and included with the installment payable on such date, (v) subject to Section 8.7, the Company shall pay Employee an amount equal to two times Employee’s target Short Term Incentive award made pursuant to Section 3.2, less applicable withholdings, payable in 24 substantially equal monthly installments on or about the 15th day of each of the 24 months immediately following the Termination Date; provided, however, that any installments that otherwise would be payable between the Termination Date and the 60th day after the Termination Date shall be delayed until the 15th day of the calendar month that is more than 60 days after the Termination Date and included with the installment payable on such date, and (vi) subject to Section 8.7, if Employee is eligible for and takes all steps necessary to continue Employee’s and Employee’s Family’s group health and dental insurance coverage with the Company following the Termination Date (including completing and returning the forms necessary to elect COBRA coverage), the Company will (a) pay for the portion of the premium costs for such coverage that the Company would pay if Employee had remained employed by the Company, at the same level of coverage that was in effect as of the Termination Date, through the earliest of: (1) the 18-month month anniversary of the Termination Date, (2) the date Employee becomes eligible for group health and dental insurance coverage from any other employer, or (3) the date Employee is no longer eligible to continue Employee’s and Employee’s Family’s group health and dental insurance coverage with the Company under applicable law, and (b) pay Employee an amount equal to the Company’s portion of the first month COBRA premium costs for such coverage identified in Section 8.2(vi)(a) multiplied by six (6), payable in a lump sum on the Company’s first payroll that is more than 60 days after the Termination Date.

8.3           Termination of Employee for “Cause” shall mean any of the following acts by Employee:

(i)            an intentional act of fraud, embezzlement, theft or any other material violation of law:

(ii)           intentional damage to the Company’s assets;

(iii)          the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(iv)          willful conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

8.4           “Disability” hereunder shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period.  A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work, with or without an accommodation, for a continuous period of at least thirty (30) days.

8.5           “Good Reason” hereunder shall mean the occurrence of any of the following during the Term without Employee’s consent: (i) a material reduction in Employee’s duties that is inconsistent with Employee’s position as President and Chief Operating Officer of Company; (ii) Employee is no longer the President and Chief Operating Officer of Company; (iii) any material reduction in Employee’s annual base salary or bonus compensation (other than in connection with a general decrease in the salary or bonuses for other employees of Company); (iv) material breach by Company of any of its obligations hereunder; or (v) a requirement by Company that Employee relocate Company’s principal office to a facility more than fifty (50) miles from Company’s principal office as of the Effective Date; provided, however that Employee must provide written notice to the Company that Good Reason exists within fifteen (15) days of the occurrence of the circumstances giving rise to Good Reason, the Company must fail to cure such circumstances within thirty (30) days after its receipt of such notice from Employee and the Company engaging in good faith negotiations with Employee to resolve the alleged Good Reason circumstances or to confirm with Employee that the facts Employee has identified support a Good Reason resignation, and Employee must resign no later than ninety (90) days after expiration of the Company’s 30-day cure period in order for Employee’s resignation to be for Good Reason.

8.6           In the event of termination of Employee’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 8.1 or Section 8.2 hereof, as the case may be, and the Company shall have no other obligation to Employee or to his beneficiary or his estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Employee and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

8.7           Notwithstanding the foregoing provisions of this Section 8, the Company shall not be obligated to provide the consideration under Section 8.2(iii), 8.2(iv), 8.2(v) or 8.2(vi) hereof unless Employee shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement as of the dates of the payments.

9.             Rights Upon a Change in Control.  If a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan) occurs during the Term, then, subject to Employee signing and not rescinding a release of claims in favor of the Company in a form to be prescribed by the Company, the Company shall pay Employee an amount equal to two times Employee’s annualized Salary as of the Change in Control, less applicable withholdings, payable in a lump sum no later than 75 days after the Change in Control occurs.  For avoidance of doubt, if a Change in Control (as defined in the Company’s 2011 Equity Incentive Plan) occurs during the Term, then Employee will not be eligible to receive the severance pay described in Section 8.2(iv) unless the Termination Date occurs during the Term and after the one (1) year anniversary of such Change in Control.

10.           Notices. Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Employee at the address indicated on the signature page of this Agreement and to the Company at its headquarters or principal place of business. Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

11.           Survival of Certain Provisions. Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

12.           Severability. Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

13.           Entire Agreement. This Agreement contains the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof, including without limitation the Prior Agreement. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

14.           Assignability. Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company. The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns. Any third party to which the Company assigns this Agreement by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, or because such third party is an affiliate of the Company, shall thereafter be deemed the “Company” for the purposes of this Agreement.

15.           Headings. The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference. They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

16.           Waiver. The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

17.           Amendments. No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

18.           Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

19.           Jurisdiction. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding. Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

20.           Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

21.           Taxes and Section 409A.  Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation.  Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder. This Agreement and the compensation payable hereunder is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.  Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  To the extent that any payments under Section 8.2(iv) are subject to Code Section 409A and Employee is a “Specified Employee” (as defined in Section 409A) as of the Termination Date, such payments to Employee under Section 8.2(iv) may not be made before the date that is six (6) months after the Termination Date or, if earlier, the date of Employee’s death.  Payments to which Employee would otherwise be entitled during the first six (6) months following the Termination Date will be accumulated and paid on the first day of the seventh month following the Termination Date (or Employee’s death, if earlier).

22.           Excise Tax.  In the event that the benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) if the net after-tax amount of such parachute payment to Employee is less than what the net after-tax amount to Employee would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Employee’s base amount, less $1.00.  Should such a reduction in payments and benefits be required, Employee shall be entitled, subject to the following sentence, to designate those payments and benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to Employee and avoid characterization of such aggregate payments and benefits as a parachute payment.  The Company will provide Employee with all information reasonably requested by Employee to permit Employee to make such designation.  To the extent that Employee’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if Employee fails to make such a designation within ten business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination.  For purposes of this Section 22, a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first set forth above.

DAKOTA PLAINS HOLDINGS, INC.

/s/ Timothy R. Brady
Timothy R. Brady Chief Financial Officer

EMPLOYEE

/s/ Gabriel G. Claypool
Gabriel G. Claypool

[Signature Page to Employment Agreement]